R.H. Donnelley Corp. Announces Proposed Offering of $650 Million of Senior Notes

CARY, N.C. - September 18, 2007—R.H. Donnelley Corporation (NYSE: RHD; the “Company”), today announced that it intends to offer $650 million of its series A-4 senior notes to certain institutional investors in an offering exempt from the registered requirements of the Securities Act of 1933. The proceeds of the series A-4 senior notes are expected to be used to repurchase the $600 million of 10.875% senior subordinated notes issued by R.H. Donnelley Inc., a wholly owned subsidiary of the Company, to the extent such notes are tendered in the tender offer and consent solicitation. The Company may use a portion of the proceeds to later redeem any notes not tendered in the tender offer and consent solicitation. To the extent that at least a majority, but less than all, of the 10.875% senior subordinated notes are tendered in the tender offer and consent solicitation, the Company intends to use the remaining proceeds to repay a portion of the term loans outstanding under its credit agreement and for other general corporate purposes, including the payment of fees and expenses. The consummation of the offering is conditioned upon at least a majority in aggregate principal amount of the 10.875% senior subordinated notes being validly tendered in the tender offer and consent solicitation.

The senior notes will be offered to qualified institutional buyers under Rule 144A and to persons outside the United States under Regulation S. The senior notes to be offered have not been registered under the Securities Act of 1933 (the “Securities Act”) and may not be offered or sold in the United States absent registration or an applicable exemption from the registration requirements. This press release shall not constitute an offer to sell or the solicitation of an offer to buy such senior notes and is issued pursuant to Rule 135c under the Securities Act.